   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 2002

                                                      REGISTRATION NO. 333-58433
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                            CENTERPOINT ENERGY, INC.
             (Exact name of registrant as specified in its charter)

                       D/B/A RELIANT ENERGY, INCORPORATED

                       TEXAS                                            74-0694415
           (State or other jurisdiction                              (I.R.S. Employer
         of incorporation or organization)                          Identification No.)

                  1111 LOUISIANA                                      RUFUS S. SCOTT
               HOUSTON, TEXAS 77002                            ASSISTANT CORPORATE SECRETARY
                  (713) 207-3000                                      1111 LOUISIANA
    (Address, including zip code, and telephone                    HOUSTON, TEXAS 77002
   number, including area code, of registrant's                       (713) 207-3000
           principal executive offices)                     (Name, address, including zip code,
                                                        and telephone number, including area code,
                                                                   of agent for service)

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act by CenterPoint Energy, Inc. d/b/a Reliant Energy, Incorporated, a Texas corporation ("CenterPoint Energy"), as successor to Reliant Energy, Incorporated, a Texas corporation ("Reliant Energy"), following a merger to effect a holding company reorganization effective as of August 31, 2002. CenterPoint Energy hereby expressly adopts the Registration Statement of Reliant Energy on Form S-3 (Registration No. 333-58433) as its own Registration Statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and hereby sets forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession or necessary to keep this Registration Statement from being misleading in any material respect.

    Pursuant to Rule 429 of the Rules and Regulations of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended, the Prospectus included in this Registration Statement (which Prospectus relates to 12,317 shares of Common Stock of the Registrant) is a combined Prospectus and also relates to the Registrant's Registration Statement on Form S-3 (No. 333-33301).
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2002

PROSPECTUS

                            CENTERPOINT ENERGY, INC.
                       D/B/A RELIANT ENERGY, INCORPORATED

                                 12,317 SHARES

                                  COMMON STOCK
                              (WITHOUT PAR VALUE)

                             ---------------------

     We are offering shares of our common stock issuable upon the conversion of one or more 6 1/4% Convertible Junior Subordinated Debentures of Reliant Energy Resources Corp., our wholly owned subsidiary. Each convertible debenture is convertible into cash and shares of our common stock at any time on or prior to June 30, 2026, subject to our rights to extend the maturity date to a date not later than June 30, 2045 upon satisfaction of certain requirements and conditions.

     Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "REI."

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                   This prospectus is dated           , 2002.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 233 Broadway, New York, New York 10279. You may obtain further information regarding the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov. In addition, you may inspect our reports at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at 440 South LaSalle Street, Chicago, Illinois 60605.

     The SEC allows us to "incorporate by reference" into this prospectus information we file or Reliant Energy, Incorporated ("Reliant Energy") files with the SEC. This means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus, a prospectus supplement or information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that we or Reliant Energy (File No. 1-3187) have filed with the SEC, and CenterPoint Energy's future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering of the common stock is completed, including any filings on or after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement:

     - the Annual Report on Form 10-K of CenterPoint Energy for the fiscal year ended December 31, 2001,

     - the Quarterly Reports on Form 10-Q of CenterPoint Energy for the quarterly periods ended March 31, 2002 and June 30, 2002,

     - the Annual Report on Form 10-K of Reliant Energy for the fiscal year ended December 31, 2001, as amended by the Annual Report on Form 10-K/A (Amendment No. 1) of Reliant Energy for the fiscal year ended December 31, 2001, as filed on July 5, 2002,

     - the Quarterly Reports of Reliant Energy on Form 10-Q for the quarterly periods ended March 31, 2002 and June 30, 2002,

     - the Current Reports of Reliant Energy on Form 8-K filed with the SEC on January 11, 2002, March 6, 2002, April 8, 2002, July 5, 2002, and July
       15, 2002,

     - Item 5 of the Current Reports of Reliant Energy on Form 8-K filed with the SEC on February 5, 2002, March 15, 2002, April 29, 2002, July 25, 2002, and August 1, 2002, and

     - the Current Report on Form 8-K of CenterPoint Energy filed with the SEC on September 3, 2002, which includes a description of CenterPoint Energy's common stock and associated rights to purchase its Series A preference stock.

     This prospectus is part of a registration statement we have filed with the SEC relating to our common stock. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement, the exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

     You may also obtain a copy of our filings with the SEC at no cost, by writing to or telephoning us at the following address:

                            CenterPoint Energy, Inc.
                                 1111 Louisiana
                              Houston, Texas 77002
                           Attn: Corporate Secretary
                                 (713) 207-3000

                               CENTERPOINT ENERGY

     We are a utility holding company, created on August 31, 2002 as part of a corporate restructuring of Reliant Energy that implemented certain requirements of the Texas electric restructuring law. Our wholly owned operating subsidiaries own and operate electric generation plants, electric transmission and distribution facilities, natural gas distribution facilities and natural gas pipelines. We are subject to regulation as a "registered" holding company under the Public Utility Holding Company Act of 1935. Our wholly owned subsidiaries include:

     - CenterPoint Energy Houston Electric, LLC, which engages in Reliant Energy's former electric transmission and distribution business in the 5,000-square mile area of the Texas gulf coast that includes Houston.

     - Texas Genco Holdings, Inc., which owns and operates the Texas generating plants formerly belonging to the integrated electric utility that was a part of Reliant Energy.

     - Reliant Energy Resources Corp. ("RERC"), which owns gas distribution systems that together form one of the United States' largest natural gas distribution operations in terms of customers served. Through wholly owned subsidiaries, RERC owns two interstate natural gas pipelines and provides various ancillary services.

     We also currently own approximately 83% of the outstanding stock of Reliant Resources, Inc., which owns and operates electric generation plants and engages in various unregulated energy service and trading businesses.

     On September 5, 2002, CenterPoint Energy announced that its Board of Directors had declared a distribution of all of the shares of Reliant Resources, Inc. common stock owned by CenterPoint Energy to its common shareholders on a pro rata basis. The distribution will be made on September 30, 2002 to shareholders of record of CenterPoint Energy common stock as of the close of business on September 20, 2002, the record date for the distribution.

     Our executive offices are located at 1111 Louisiana, Houston, Texas 77002, and our phone number is (713) 207-3000.

                                USE OF PROCEEDS

     Because the shares of common stock offered in this prospectus will be issued upon conversion of the convertible debentures, we will not receive any proceeds upon issuance of our common stock.

                              PLAN OF DISTRIBUTION

ISSUANCE OF COMMON STOCK UPON CONVERSION OF CONVERTIBLE DEBENTURES

     Pursuant to the Agreement and Plan of Merger dated as of October 19, 2001 among Reliant Energy, Reliant Energy MergerCo, Inc., a Texas corporation and our indirect subsidiary ("MergerCo"), and us,

     - MergerCo was merged with and into Reliant Energy, with Reliant Energy being the surviving corporation,

     - each share of common stock of Reliant Energy was converted into a share of our common stock, and

     - we became the holding company for Reliant Energy and its subsidiaries.

As a result of the merger, we agreed to be bound by the conversion provisions applicable to the convertible debentures.

     Under the terms of the Indenture dated as of June 15, 1996 between NorAm Energy Corp. and The Bank of New York, as trustee, as amended and supplemented, each $50 principal amount of the convertible debentures is currently convertible at the option of the holder at any time on or prior to June 30, 2026 (unless we extend the maturity date to a date not later than June 30, 2045 upon satisfaction of certain requirements and conditions), subject to adjustments provided for in the Indenture, into:

     - $33.62 of cash and

     - 1.55 shares of our common stock.

Pursuant to the terms of the Indenture, we may issue our common stock to holders of the convertible debentures from time to time upon the exercise of their conversion privileges.

                          DESCRIPTION OF COMMON STOCK

     The following descriptions are summaries of material terms of our common stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our amended and restated articles of incorporation and amended and restated bylaws, each as amended to date, copies of which have been included as exhibits hereto and are incorporated herein by reference, and by the provisions of applicable law.

     As of August 31, 2002, our authorized capital stock consisted of:

     - 1,000,000,000 shares of common stock, par value $0.01 per share, of which approximately 304,120,209 shares were outstanding, including approximately 5,338,887 shares pledged to secure a loan to our Employee Stock Ownership Plan, and

     - 20,000,000 shares of preferred stock, par value $0.01 per share, of which 1,000,000 shares are classified as Series A preferred stock, none of which was outstanding.

     Each share of our common stock offered by means of this prospectus includes an associated preferred stock purchase right. The shares of Series A preferred stock have been initially reserved for issuance upon exercise of the rights.

COMMON STOCK

     Voting Rights. Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. There are no cumulative voting rights. Subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, the holders of our common stock possess exclusive full voting power for the election of directors and for all other purposes.

     Dividends. Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose.

     Liquidation Rights. If CenterPoint Energy is liquidated, dissolved or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to shareholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock.

     Preemptive Rights. Holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights.

     Transfer Agent and Registrar. Our shareholder services division will serve as transfer agent and registrar for our common stock.

     Other Provisions. There are no redemption or sinking fund provisions applicable to our common stock. No personal liability will attach to holders of such shares under the laws of the State of Texas. Subject to the provisions of our articles of incorporation and bylaws imposing certain supermajority voting provisions, the rights of the holders of shares of our common stock may not be modified except by a vote of at least a majority of the shares outstanding, voting together as a single class.

PREFERRED STOCK

     Our board of directors may cause us to issue preferred stock from time to time in one or more series and may fix the number of shares and the terms of each series without the approval of our shareholders. Our board of directors may determine the terms of each series, including:

     - the designation of the series,

     - dividend rates and payment dates,

     - redemption rights,

     - liquidation rights,

     - sinking fund provisions,

     - conversion rights,

     - voting rights, and

     - any other terms.

     The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

     The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of CenterPoint Energy. For example, if, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in the best interest of CenterPoint Energy, our board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by our board to be in the best interest of CenterPoint Energy could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders.

     For purposes of the rights plan described below, our board of directors has designated a series of preferred stock to constitute the Series A Preferred Stock. For a description of the rights plan, see "Antitakeover Effects of Texas Laws and CenterPoint Energy Charter and Bylaw Provisions -- Shareholder Rights Plan."

ANTITAKEOVER EFFECTS OF TEXAS LAWS AND CENTERPOINT ENERGY CHARTER AND BYLAW PROVISIONS

     Some provisions of Texas law and our articles of incorporation and bylaws could make the following more difficult:

     - acquisition of CenterPoint Energy by means of a tender offer,

     - acquisition of control of CenterPoint Energy by means of a proxy contest or otherwise, or

     - removal of our incumbent officers and directors.

     These provisions, as well as our shareholder rights plan, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of CenterPoint Energy to first negotiate with our board of directors. We believe that the benefits of this increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

  CHARTER AND BYLAW PROVISIONS

     Election and Removal of Directors. The exact number of members of our board of directors will be fixed from time to time by resolution of the board of directors. Our board of directors is divided into three classes, Class I, Class II and Class III. Each class is as nearly equal in number of directors as possible. The terms of office of the directors of Class I expire at the annual meeting of shareholders in 2003, of Class II expire at the annual meeting of shareholders in 2004 and of Class III expire at the annual meeting of shareholders in 2005. At each annual meeting, the shareholders elect the number of directors equal to the number in the class whose term expires at the meeting to hold office until the third succeeding annual meeting. This system of electing and removing directors may discourage a third party from making a tender offer for or otherwise attempting to obtain control of us, because it generally makes it more difficult for shareholders to replace a majority of the directors. In addition, no director may be removed except for cause, and directors may be removed for cause only by the holders of a majority of the shares of capital stock entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled by a majority of the remaining directors in office or by election by the shareholders.

     Shareholder Meetings. Our articles of incorporation and bylaws provide that special meetings of holders of common stock may be called only by the chairman of our board of directors, our chief executive officer, our president, our secretary or a majority of our board of directors or the holders of at least 50% of our shares outstanding and entitled to vote.

     Modification of Articles of Incorporation. In general, amendments to the articles of incorporation which are recommended by the board of directors require the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described above under "-- Election and Removal of Directors" and "-- Shareholder Meetings" may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described below under "-- Modification of the Bylaws" may be amended only by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors.

     Modification of Bylaws. Our board of directors has the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. The shareholders also have the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

     Other Limitations on Shareholder Actions. Our bylaws also impose some procedural requirements on shareholders who wish to:

     - make nominations in the election of directors,

     - propose that a director be removed,

     - propose any repeal or change in the bylaws, or

     - propose any other business to be brought before an annual or special meeting of shareholders.

Under these procedural requirements, a shareholder must deliver timely notice to the corporate secretary of the nomination or proposal along with evidence of:

     - the shareholder's status as a shareholder,

     - the number of shares beneficially owned by the shareholder,

     - a list of the persons with whom the shareholder is acting in concert, and

     - the number of shares such persons beneficially own.

To be timely, a shareholder must deliver notice:

     - in connection with an annual meeting of shareholders, not less than 90 nor more than 180 days prior to the date on which the immediately preceding year's annual meeting of shareholders was held; provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date on which the immediately preceding year's annual meeting of shareholders was held, not less than 180 days prior to such annual meeting and not later than the last to occur of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which we first make public announcement of the date of such meeting, or

     - in connection with a special meeting of shareholders, not less than 40 nor more than 60 days prior to the date of the special meeting.

In order to submit a nomination for the board of directors, a shareholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a shareholder fails to follow the required procedures, the shareholder's nominee or proposal will be ineligible and will not be voted on by our shareholders.

     Limitation on Liability of Directors. Our articles of incorporation provide that no director will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Texas law requires that liability be imposed for the following:

     - any breach of the director's duty of loyalty to CenterPoint Energy or our shareholders,

     - any act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law,

     - a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of a director's office, and

     - an act or omission for which the liability of a director is expressly provided for by statute.

Our bylaws provide that we will indemnify our officers and directors and advance expenses to them in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act ("TBCA"). The bylaws authorize our board of directors to indemnify and advance expenses to people other than its officers and directors in certain circumstances.

  TEXAS ANTITAKEOVER LAW

     We are subject to Article 13.03 of the TBCA. That section prohibits Texas corporations from engaging in a wide range of specified transactions with any affiliated shareholder during the three-year period immediately following the affiliated shareholder's acquisition of shares. An affiliated shareholder is any person, other than the corporation and any of its wholly-owned subsidiaries, that is or was within the preceding three-year period the beneficial owner of 20% or more of any class or series of stock entitled to vote generally in the election of directors. Article 13.03 may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board. This may deprive the shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

  SHAREHOLDER RIGHTS PLAN

     Each share of our common stock includes one right to purchase from us a unit consisting of one one-thousandth of a share of our Series A Preferred Stock at a purchase price of $42.50 per unit, subject to adjustment. The rights are issued pursuant the Rights Agreement dated as of January 1, 2002 between CenterPoint Energy and JPMorgan Chase Bank, as rights agent (as it may be amended or supplemented from time to time, the "Rights Agreement"). We have summarized selected portions of the Rights Agreement and the rights below. This summary is qualified by reference to the Rights Agreement, a copy of which has been included as an exhibit hereto.

     Detachment of Rights; Exercisability. The rights will attach to all certificates representing our common stock issued prior to the "release date." That date will occur, except in some cases, on the earlier of:

     - ten days following a public announcement that a person or group of affiliated or associated persons, who we refer to collectively as an "acquiring person," has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock, or

     - ten business days following the start of a tender offer or exchange offer that would result in a person becoming an acquiring person.

Our board of directors may defer the release date in some circumstances. Also, some inadvertent acquisitions of our common stock will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

     Until the release date:

     - common stock certificates will evidence the rights,

     - the rights will be transferable only with those certificates,

     - new common stock certificates will contain a notation incorporating the Rights Agreement by reference, and

     - the surrender for transfer of any common stock certificate will also constitute the transfer of the rights associated with the common stock represented by the certificate.

     The rights are not exercisable until the release date and will expire at the close of business on December 31, 2011, unless we redeem or exchange them at an earlier date as described below.

     As soon as practicable after the release date, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on the release date. From that date on, only separate rights certificates will represent the rights. We will issue rights with all shares of common stock issued prior to the release date. We will also issue rights with shares of common stock issued after the release date in connection with some employee benefit plans or upon conversion of some securities. Except as otherwise determined by our board of directors, we will not issue rights with any other shares of common stock issued after the release date.

     Flip-In Event. A flip-in event will occur under the Rights Agreement when a person becomes an acquiring person otherwise than pursuant to a "permitted offer." The Rights Agreement defines "permitted offer" as a tender or exchange offer for all outstanding shares of our common stock at a price and on terms that a majority of the independent directors of our board of directors determines to be fair to and otherwise in the best interests of CenterPoint Energy and the best interest of our shareholders.

     If a flip-in event occurs, each right, other than any right that has become null and void as described below, will become exercisable to receive the number of shares of common stock, or in certain circumstances, cash, property or other securities, which has a "current market price" equal to two times the exercise price of the right. Please refer to the Rights Agreement for the definition of "current market price."

     Flip-Over Event. A "flip-over event" will occur under the Rights Agreement when, at any time from and after the time a person becomes an acquiring person:

     - we are acquired or we acquire such person in a merger or other business combination transaction, other than specified mergers that follow a permitted offer, or

     - 50% or more of our assets, cash flow or earning power is sold or transferred.

If a flip-over event occurs, each holder of a right, except rights that are voided as described below, will thereafter have the right to receive, on exercise of the right, a number of shares of common stock of the acquiring company that has a current market price equal to two times the exercise price of the right.

     When a flip-in event or a flip-over event occurs, all rights that then are, or under the circumstances the Rights Agreement specifies previously were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the Rights Agreement specifies.

     Series A Preferred Stock. After the release date, each right will entitle the holder to purchase a fractional share of our Series A Preferred Stock, which will be essentially the economic equivalent of one share of common stock.

     Antidilution. The number of outstanding rights associated with a share of common stock, the number of fractional shares of Series A Preferred Stock issuable upon exercise of a right and the exercise price of the right are subject to adjustment in the event of certain stock dividends on, or a subdivision, combination or reclassification of, our common stock occurring prior to the release date. The exercise price of the rights and the number of fractional shares of Series A Preferred Stock or other securities or property issuable on exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Series A Preferred Stock.

     With some exceptions, we will not be required to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. The Rights Agreement also will not require us to issue fractional shares of Series A Preferred Stock that are not integral multiples of the specified fractional share and, in lieu thereof, we will make a cash adjustment based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, we reserve the right to require prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of Series A Preferred Stock.

     Redemption of Rights. At any time until the time a person becomes an acquiring person, we may redeem the rights in whole, but not in part at a price of $.005 per right, payable, at our option, in cash, shares of common stock or such other consideration as our board of directors may determine. Upon such redemption, the rights will terminate and the only right of the holders of rights will be to receive the $.005 redemption price.

     Exchange of Rights. At any time after the occurrence of a flip-in event and prior to a person's becoming the beneficial owner of 50% or more of our outstanding common stock or the occurrence of a flip-over event, we may exchange the rights, other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void, in whole or in part, at an exchange ratio of one share of common stock, and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

     Substitution. If we have an insufficient number of authorized but unissued shares of common stock available to permit an exercise or exchange of rights upon the occurrence of a flip-in event, we may substitute certain other types of property for common stock so long as the total value received by the holder of the rights is equivalent to the value of the common stock that the shareholder would otherwise have received. We may substitute cash, property, equity securities or debt, reduce the exercise price of the rights or use any combination of the foregoing.

     No Rights as a Shareholder. Until a right is exercised, a holder of rights will have no rights to vote or receive dividends or any other rights as a holder of our common stock.

     Amendment of Terms of Rights. Our board of directors may amend any of the provisions of the Rights Agreement, other than the redemption price, at any time prior to the time a person becomes an acquiring person. Thereafter, the board of directors may only amend the Rights Agreement in order to cure any ambiguity, defect or inconsistency or to make changes that do not materially and adversely affect the interests of holders of the rights, excluding the interests of any acquiring person.

     Rights Agent. JPMorgan Chase Bank will serve as rights agent with regard to the rights.

     Anti-Takeover Effects. The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to make more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our shareholders. Because our board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination approved by the board of directors.

                                    EXPERTS

     Reliant Energy's consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Reliant Energy's Annual Report on Form 10-K for the year ended December 31, 2001, as amended by Reliant Energy's Annual Report on Form 10-K/A (Amendment No.
1) for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement described in Note 1 to the consolidated financial statements in Form 10-K/A and the change in method of accounting for derivatives and hedging activities), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     CenterPoint Energy's consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the common stock offered hereby have been passed upon for us by Baker Botts L.L.P., Houston, Texas.

             ------------------------------------------------------
             ------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ANY DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER TO SELL SHARES OF OUR COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Where You Can Find More Information...    2
CenterPoint Energy....................    3
Use of Proceeds.......................    3
Plan of Distribution..................    3
Description of Common Stock...........    4
Experts...............................   10
Legal Opinions........................   10

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                            CENTERPOINT ENERGY, INC.
                                 12,317 SHARES
                                  COMMON STOCK
                           -------------------------

                                   PROSPECTUS
                           -------------------------
                                          , 2002

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by the Company in connection with the issuance and distribution of the Common Stock offered hereby.

Securities and Exchange Commission filing fee...............   $    27
Blue Sky fees and expenses..................................     5,000
Attorney's fees and expenses................................    10,000
Independent Auditor's fees and expenses.....................    10,000
Printing and engraving expenses.............................    15,000
Listing fees................................................    20,000
Miscellaneous expenses......................................     2,073
                                                               -------
  Total.....................................................   $62,100
                                                               =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02.A.(16) and Article 2.02-1 of the Texas Business Corporation Act and Article V of the Company's Amended and Restated Bylaws provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, the Company has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.

     Additionally, Article IX of the Company's Amended and Restated Articles of Incorporation provides that a director of the Company is not liable to the Company for monetary damages for any act or omission in the director's capacity as director, except that Article IX does not eliminate or limit the liability of a director for (i) any breach of such director's duty of loyalty to the Company or its shareholders, (ii) any act or omission not in good faith that constitutes a breach of duty of such director to the Company or an act or omission that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

     Article IX also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article IX shall not adversely affect any right of protection of a director of the Company existing at the time of the repeal or modification.

     See "Item 17. Undertakings" for a description of the Commission's position regarding such indemnification provisions.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2.1*     Agreement and Plan of Merger, dated as of October 19, 2001, by and among Reliant Energy, Incorporated, CenterPoint
          Energy, Inc. and Reliant Energy MergerCo, Inc. (incorporated by reference to Annex A to the Joint Proxy
          Statement/Prospectus contained in the Registration Statement of the Company on Form S-4 (Registration No. 333-69502) (the
          "Registration Statement").
 4.1*     Amended and Restated Articles of Incorporation of the
          Company (incorporated by reference to Annex B to the Joint
          Proxy Statement/Prospectus contained the Registration
          Statement).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 4.2*     Articles of Amendment to the Amended and Restated Articles
          of Incorporation of the Company incorporated by reference to
          Exhibit 3.1.1 to the Annual Report on Form 10-K of the
          Company for the year ended December 31, 2001).
 4.3*     Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K of the Company for the year ended December 31, 2001).
 4.4*     Statement of Resolution Establishing a Series of Shares
          designated Series A Preferred Stock of CenterPoint Energy,
          Inc. (incorporated by reference to Exhibit 3.3 to the Annual
          Report on Form 10-K of the Company for the year ended
          December 31, 2001).
 4.5*     Form of CenterPoint Energy, Inc. Stock Certificate
          (incorporated by reference to Exhibit 4.1 to the
          Registration Statement).
 4.6*     Rights Agreement dated as of January 1, 2002 between the
          Company and JPMorgan Chase Bank as Rights Agent
          (incorporated by reference to Exhibit 4.2 to the Annual
          Report on Form 10-K of the Company for the year ended
          December 31, 2001).
 4.7*     Form of Indenture between NorAm Energy Corp. and The Bank of
          New York, as Trustee (incorporated by reference to Exhibit
          4.8 to the Registration Statement on Form S-3 of NorAm
          Energy Corp. (Registration No. 33-64001)).
 4.8*     Form of First Supplemental Indenture to Exhibit 4.7, between
          NorAm Energy Corp. and The Bank of New York, as Trustee
          (incorporated by reference to Exhibit 4.01 to the Current
          Report on Form 8-K of NorAm Energy Corp. dated June 10, 1996
          (File No. 1-11739)).
 4.9*     Second Supplemental Indenture to Exhibit 4.7, dated as of
          August 6, 1997, among Houston Lighting & Power Company, HI
          Merger, Inc., NorAm Energy Corp. and The Bank of New York,
          as Trustee (incorporated by reference to Exhibit 4(d)(3) to the Annual Report on Form 10-K of NorAm Energy Corp. for the
          year ended December 31, 1997 (File No. 1-3187).
 4.10*    Third Supplemental Indenture to Exhibit 4.7, dated as of
          August 31, 2002, among the Company, Reliant Energy,
          Incorporated, Reliant Energy Resources Corp. and the Bank of
          New York, as Trustee (incorporated by reference to Exhibit
          4(h) to the Current Report on Form 8-K of the Company filed on September 3, 2002).
 5.1      Opinion of Baker Botts L.L.P.
23.1      Consent of Deloitte & Touche LLP.
23.2      Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1**    Powers of Attorney.

---------------

 * Incorporated herein by reference as indicated.

** Previously filed.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs a(1)(i) and a(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15d of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on September 6, 2002.

                                          CENTERPOINT ENERGY, INC.
                                          D/B/A RELIANT ENERGY INCORPORATED
                                          (Registrant)

                                          By:    /s/ R. STEVE LETBETTER
                                            ------------------------------------
                                                     R. Steve Letbetter
                                               Chairman, President and Chief
                                                      Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                    TITLE                       DATE
                    ---------                                    -----                       ----

              /s/ R. STEVE LETBETTER                   Chairman, President, Chief     September 6, 2002
 ------------------------------------------------    Executive Officer and Director
                R. Steve Letbetter                   (Principal Executive Officer)


                /s/ MARK M. JACOBS                    Executive Vice President and    September 6, 2002
 ------------------------------------------------       Chief Financial Officer
                  Mark M. Jacobs                     (Principal Financial Officer)


                /s/ JAMES S. BRIAN                     Senior Vice President and      September 6, 2002
 ------------------------------------------------       Chief Accounting Officer
                  James S. Brian                     (Principal Accounting Officer)


                        *                                       Director              September 6, 2002
 ------------------------------------------------
                  Milton Carroll


                        *                                       Director              September 6, 2002
 ------------------------------------------------
                  John T. Cater


                                                                Director              September 6, 2002
 ------------------------------------------------
              O. Holcombe Crosswell


                        *                                       Director              September 6, 2002
 ------------------------------------------------
               Robert J. Cruikshank


                                                                Director              September 6, 2002
 ------------------------------------------------
                 T. Milton Honea


                                                                Director              September 6, 2002
 ------------------------------------------------
                  Laree E. Perez


 *By:              /s/ HUGH RICE KELLY
        ------------------------------------------
            Hugh Rice Kelly, Attorney-In-Fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2.1*     Agreement and Plan of Merger, dated as of October 19, 2001, by and among Reliant Energy, Incorporated, CenterPoint
          Energy, Inc. and Reliant Energy MergerCo, Inc. (incorporated by reference to Annex A to the Joint Proxy
          Statement/Prospectus contained in the Registration Statement of the Company on Form S-4 (Registration No. 333-69502) (the
          "Registration Statement").
 4.1*     Amended and Restated Articles of Incorporation of the
          Company (incorporated by reference to Annex B to the Joint
          Proxy Statement/Prospectus contained the Registration
          Statement).
 4.2*     Articles of Amendment to the Amended and Restated Articles
          of Incorporation of the Company incorporated by reference to
          Exhibit 3.1.1 to the Annual Report on Form 10-K of the
          Company for the year ended December 31, 2001).
 4.3*     Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K of the Company for the year ended December 31, 2001).
 4.4*     Statement of Resolution Establishing a Series of Shares
          designated Series A Preferred Stock of CenterPoint Energy,
          Inc. (incorporated by reference to Exhibit 3.3 to the Annual
          Report on Form 10-K of the Company for the year ended
          December 31, 2001).
 4.5*     Form of CenterPoint Energy, Inc. Stock Certificate
          (incorporated by reference to Exhibit 4.1 to the
          Registration Statement).
 4.6*     Rights Agreement dated as of January 1, 2002 between the
          Company and JPMorgan Chase Bank as Rights Agent
          (incorporated by reference to Exhibit 4.2 to the Annual
          Report on Form 10-K of the Company for the year ended
          December 31, 2001).
 4.7*     Form of Indenture between NorAm Energy Corp. and The Bank of
          New York, as Trustee (incorporated by reference to Exhibit
          4.8 to the Registration Statement on Form S-3 of NorAm
          Energy Corp. (Registration No. 33-64001)).
 4.8*     Form of First Supplemental Indenture to Exhibit 4.7, between
          NorAm Energy Corp. and The Bank of New York, as Trustee
          (incorporated by reference to Exhibit 4.01 to the Current
          Report on Form 8-K of NorAm Energy Corp. dated June 10, 1996
          (File No. 1-11739)).
 4.9*     Second Supplemental Indenture to Exhibit 4.7, dated as of
          August 6, 1997, among Houston Lighting & Power Company, HI
          Merger, Inc., NorAm Energy Corp. and The Bank of New York,
          as Trustee (incorporated by reference to Exhibit 4(d)(3) to the Annual Report on Form 10-K of NorAm Energy Corp. for the
          year ended December 31, 1997 (File No. 1-3187).
 4.10*    Third Supplemental Indenture to Exhibit 4.7, dated as of
          August 31, 2002, among the Company, Reliant Energy,
          Incorporated, Reliant Energy Resources Corp. and the Bank of
          New York, as Trustee (incorporated by reference to Exhibit
          4(h) to the Current Report on Form 8-K of the Company filed on September 3, 2002).
 5.1      Opinion of Baker Botts L.L.P.
23.1      Consent of Deloitte & Touche LLP.
23.2      Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1**    Powers of Attorney.

---------------

 * Incorporated herein by reference as indicated.

** Previously filed.